THIRD AMENDMENT TO LOAN AGREEMENT

THIS THIRD AMENDMENT TO LOAN AGREEMENT is made and entered into effective as of this 30th day of June, 2025 by and between U.S. BANK NATIONAL ASSOCIATION, with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the "Bank"), and BAIRD FUNDS, INC., a Wisconsin corporation (the “Corporation”), not individually but solely on behalf of its Funds as set forth on Exhibit A hereto, separately and not jointly (each such Fund a “Borrower” or a “Borrowing Fund,” and collectively the “Borrowers” or the “Borrowing Funds”), with its address at 777 East Wisconsin Avenue, 18th Floor, Milwaukee, Wisconsin 53202.

    W I T N E S S E T H:

WHEREAS, the Bank, the Corporation and the Borrowers entered into an amended and restated loan agreement originally effective as of May 23, 2022, as amended (the "Loan Agreement"); and

WHEREAS, the parties wish to amend the Loan Agreement in order to extend the maturity date and to modify and restate certain other provisions therein (this amendment herein sometimes called this “Third Amendment”).

NOW, THEREFORE, the parties agree as follows:

1.Changes in Loan Facility.
(A)The definition of “Maturity Date” in Section 1(a) of the Loan Agreement shall be amended and restated to read as follows:
“Maturity Date” shall mean, with respect to each Loan if the Bank, the earlier of (a) the date that is forty-five (45) Business Days after the making of such Loan, or (b) June 29, 2026 (or the date of any extension of this Agreement or such Maturity Date in a writing signed by the Bank).
(B)The definition of “Maximum Amount” in Section 1(a) of the Loan Agreement shall be amended and restated to read as follows:
(C)“Maximum Amount” shall mean One Billion Two Hundred Fifty Million Dollars ($1,250,000,000) in the aggregate for all Funds under this facility.
(C)    Exhibit A to this Third Amendment is also Exhibit A to the Loan Agreement.
2.Effectiveness. This Third Amendment shall be effective upon delivery to the Bank of an original Third Amendment duly executed by the Corporation, on behalf of the Borrowing Funds, and the Bank. Agreement to extend the Maturity Date hereunder does not commit the Bank to make similar extensions in the future without similar specific written acceptance thereof by the Bank.
3.Representations, Warranties and Covenants. The Corporation on behalf of itself and the Borrowing Funds further represents and warrants that:

(A)    This Third Amendment has been duly executed and delivered by the Corporation on behalf of the Borrowing Funds, is authorized by all requisite corporate action of the Corporation and such Funds and is the legal, valid, binding and enforceable obligation of the Corporation and such Funds; and

(B)    The execution and delivery of this Third Amendment by the Corporation on behalf of the Borrowing Funds will not constitute a violation of any applicable law or a breach of any provision contained in the Articles, Bylaws or other governing documents of the Corporation, or contained in any order of any court or any other governmental agency or in any agreement, instrument or document to which the Corporation or the Borrowing Funds are a party or by which the Borrowing Funds or any of their assets or properties are bound; and

(C)    Except as previously or agreed to be waived by the Bank in writing, or as noted in Schedule One attached hereto, there is outstanding no Event of Default or event which, with the giving of notice and/or the passage of time, would constitute an Event of Default under the Loan Agreement, as of the effective date of and after giving effect to this Third Amendment; and

(D)    Except as modified hereby or as noted in said Schedule One, all representations, warranties and covenants of the Corporation or the Borrowers set forth in the Loan Agreement or in any of the other Loan Documents, as applicable, shall be deemed restated in all material respects as of the date hereof.

4.Miscellaneous.
(A)    As amended hereby, the Loan Agreement and the other Loan Documents shall remain in full force and effect, and all references in the Loan Agreement (or other Loan Documents issued pursuant to the Loan Agreement) shall mean such Loan Agreement and/or such other Loan Documents as amended hereby.

(B)    Capitalized terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

(C)    The Borrowers shall reimburse the Bank for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by it or for which it becomes obligation in connection with or arising out of this Third Amendment.

(D)    Except as amended hereby, the Loan Agreement and all other Loan Documents shall be deemed confirmed and on-going in accord with their respective terms. This Third Amendment is a Loan Document.

(E)    This Third Amendment may be executed in counterparts, all of which constitute one instrument hereunder.

[Signatures page follows]

IN WITNESS WHEREOF, the parties have executed this Third Amendment by their respective duly authorized officers effective as of the date noted above.

    U.S. BANK NATIONAL ASSOCIATION

By: /s/ Lissets Garcia
Lissets Garcia
Vice President

BAIRD FUNDS, INC., not individually but solely on behalf of its Funds listed on Exhibit A to this Agreement, separately and not jointly

    By: /s/ Peter Hammond
        Peter Hammond
        Vice President

EXHIBIT A

To Third Amendment to Loan Agreement

FUND NAME	ACCOUNT NUMBER
Baird Short-Term Bond Fund	——
Baird Intermediate Bond Fund	——
Baird Aggregate Bond Fund	——
Baird Quality Intermediate Municipal Bond Fund	——
Baird Core Plus Bond Fund	——
Baird Mid Cap Growth Fund	——
Baird Equity Opportunity Fund	——
Baird Ultra Short Bond Fund	——
Baird Short-Term Municipal Bond Fund	——
Baird Core Intermediate Municipal Bond Fund	——
Baird Small/Mid Cap Growth Fund	——
Baird Chautauqua Global Growth Fund	——
Baird Chautauqua International Growth Fund	——
Baird Strategic Municipal Bond Fund	——
Baird Municipal Bond Fund	——

Schedule One

To Third Amendment to Loan Agreement

Nothing to disclose

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